EXHIBIT 99

                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South

                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com

FOR FURTHER INFORMATION:
AT THE COMPANY:                             INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO              Lise Needham, Skorpus Consulting
(702) 794-9527 Voice                        (510) 749-7575 Voice
(702) 794-9442 Fax                          (510) 748-0906 Fax
Email:  dkrohn@theriviera.com               Email:  Imneedham@aol.com

FOR IMMEDIATE RELEASE:

                   RIVIERA REPORTS FOURTH QUARTER 2000 RESULTS

         LAS VEGAS, NV - February 13, 2001 -- Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the fourth quarter and fiscal year ended December 31, 2000. Net revenues for the quarter were $51.7 million, up 35 percent from net revenues of $38.3 million in the fourth quarter of 1999. EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Amortization, pre-opening expenses, and other income and expense, net) for the quarter was $8.1 million, up 23% from EBITDA of $6.6 million in the fourth quarter of 1999. The net loss increased to $2 million or ($0.53) per share in the fourth quarter of 2000 from $51,000 or ($0.01) per share in the fourth quarter of 1999.

For the year ended December 31, 2000, net revenues were $206.8 million, up 31 percent from net revenues of $158.2 million in 1999. EBITDA for 2000 was $35.9 million, up 40 percent from $25.7 million in 1999. The Company's net loss increased to $4.2 million or ($1.05) per share in 2000 from $2.9 million or ($0.58) per share in 1999.

Riviera Holdings Corporation had cash and short-term investments of $52 million, working capital of $29 million and shareholders' equity of $17 million at December 31, 2000.

Fourth Quarter Highlights

-    Riviera Las Vegas ADR (Average Daily Rate) up $2.47 or 4.1%
- Riviera Las Vegas EBITDA of $6.3 million was flat for both quarters in both 1999 and 2000
-    Cash and short-term investments totaled $52 million
- Riviera Black Hawk contributed $1.9 million in EBITDA, up 82% over the third quarter of 2000
-    Repurchased $6.6 million of Riviera Black Hawk, Inc.'s 13% bonds
-    Repurchased 143,000 shares of Riviera Holdings Corporation common stock

Riviera Las Vegas

Bob Vannucci, President of Riviera Las Vegas, said, "Riviera Las Vegas had a good quarter, with EBITDA of $6.3 million for the quarter in both 1999 and 2000. EBITDA increased $4.6 million or 19 percent for the year. Net revenues increased by $2.1 million or 6 percent for the quarter and by $9.7 million or 6 percent for the year."

Revenue increased in most departments driven by higher room revenues and increased covers in entertainment and food and beverage. Most significantly, ADR (Average Daily Rate) was up $2.47 or about 4 percent for the quarter and $5.16 or 10% for the year, while occupancy continued at an above-Strip average of approximately 93% for the quarter and 97% for the year. Cash room revenue increased by $531,000 or 5.5%. Our percentage of comp rooms decreased to 8.3% versus 10.1 percent in 1999. We continue to reap the benefits of having one of the largest convention centers in Las Vegas. Convention room nights increased from 23% in the fourth quarter of 1999 to 27% in the fourth quarter of 2000.

Food, beverage and entertainment revenues increased $1.9 million in the quarter and departmental results were up $540,000 or 26%. These gains were primarily in the banquet area and are associated with the convention center. Our award winning Splash show continues to gain momentum with ticket sales up 98% in the fourth quarter of 2000 while the show was closed between Thanksgiving and Christmas in 1999.

Gaming profitability continues to increase as our mix of slots to other games revenue grew to 78% and credit play in table games declined to less than 7% of table games drop during the quarter. Table games revenues increased $186,000, while departmental profits increased by $514,000 in the quarter. This was accomplished by reducing payroll and marketing costs in this labor-intensive area. In Las Vegas, non-gaming revenue represented 65% and 63% of net revenue for the three and 12-month periods, respectively.

In addition, as reported in a release on Friday, February 9, 2001, the Riviera Las Vegas dealers voted not to be represented by the Transport Workers Union. Mr. Vannucci stated that, "We are obviously very pleased that our dealers chose not to be represented by the Transport Workers Union. We believe that what we have is a partnership between the Riviera and its dealers, and it would have been counterproductive to involve a third party in this partnership. The vote was a decisive pro-company one with the count standing at 107 for the company and 61 for the union," concluded Mr. Vannucci.

Riviera Black Hawk

Fourth quarter EBITDA, before Management Fees, was $1.9 million, up $843,000 from the third quarter. "Fourth quarter results reflect the continued momentum we have seen at Black Hawk since June," commented Ron Johnson, President of Riviera Black Hawk. "Slot revenues increased 4.6% in the fourth quarter, resulting in a 14.5% increase in market share. The improvement in slot revenues, coupled with effective controls on marketing expenses contributed to an 82% increase in EBITDA over the third quarter of 2000."

In the fourth quarter we continued to refine and add to measures initiated in June of 2000, in order to build market share and profitability. These actions included:

o  Aggressively advertising the unique features of our slot product;
o Continuing to build and refine our direct mail marketing program. In December we registered our 100,000th slot club member;
o We opened our new "World's Fare Buffet", offering an expanded selection of food items in a first-class environment;
o We continued to expand our entertainment offerings, which included Las Vegas style revues, musical groups, comedians, and boxing; and
o  We introduced a VIP program with additional amenities aimed at building
   $1 and $5 slot play.

"We continue to monitor marketing programs in the Black Hawk/Central City market, particularly the direct mail cash coupon programs, and their effect on margins. We have recently seen a reduction in the frequency and magnitude of such offers, which, if sustained, could have a positive effect on profits and margins going forward," Mr. Johnson said.

Safe Harbor Statement:

The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 1999. Actual results may differ.

About Riviera Holdings:

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                                --Tables Follow--


                       Riviera Holdings Corporation
                             Financial Summary
                         Periods Ended December 31
                    ($ in 000s except per share data)

                                                     Fourth Quarter                          Year
                                                     ---------------                         ----
                                                 2000             1999              2000            1999
                                                 ----             ----              ----            ----
Net Revenues:
   Riviera Las Vegas                            $40,092          $38,008          $166,841        $157,109
   Riviera Black Hawk                            11,630                0            39,713               0
   Riviera Gaming Management                          0              314               233           1,064
                                                      -              ---               ---           -----
       Total Net Revenues                        51,722           38,322           206,787         158,173
EBITDA:
   Riviera Las Vegas                              6,234            6,278            29,246          24,631
   Riviera Black Hawk                             1,866                0             6,597               1
   Riviera Gaming Management                          0              298                88           1,047
                                                      -              ---                --           -----
       Total EBITDA                               8,100            6,576            35,928          25,679
EBITDA Margin:
   Riviera Las Vegas                              15.5%            16.5%             17.5%           15.7%
   Riviera Black Hawk                             16.0%                              16.6%
   Riviera Gaming Management                                       94.9%             37.8%           98.4%
       Total EBITDA                               15.7%            17.2%             17.4%           16.2%

Net Loss                                         $1,981              $51            $4,215          $2,869
Weighted Average Diluted Shares Outstanding       3,768            4,705             4,013           4,978
Net Loss Per Share                                $0.53            $0.01             $1.05           $0.58

                                                   Balance Sheet Summary
                                                          ($ in 000s)
                                                   Dec 31,           Dec 31,
                                                    2000              1999
                                                    ----              ----
Cash and short term investments                   $52,174           $48,062
Cash and short term investments - restricted            0            15,060
Total current assets                               65,662            75,585
Property and equipment, net                       207,029           202,659
Total assets                                      283,709           288,990
Total current liabilities                          37,060            32,260
Long-term debt, net of current portion            223,172           223,766
Total shareholders' equity                         16,944            27,678

RIVIERA HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999
(In thousands, except per share  amounts)
-----------------------------------------------------------------------------------------------------------
                                                     Three Months Ended          Twelve Months Ended
                                                          December 31,              December 31,
                                                     ------------------------------------------------------
                                                         2000         1999         2000          1999
                                                     ------------------------------------------------------
REVENUES:
  Casino                                                   $28,582      $17,152     $112,949       $74,086
  Rooms                                                     11,406       10,973       43,819        39,899
  Food and beverage                                          7,078        5,828       30,756        25,117
  Entertainment                                              5,956        4,365       24,526        20,994
  Other                                                      2,549        3,155       10,538        11,713
                                                     ------------------------------------------------------
            Total revenues                                  55,571       41,473      222,588       171,809
   Less promotional allowances                               3,849        3,151       15,801        13,636
                                                     ------------------------------------------------------
            Net revenues                                    51,722       38,322      206,787       158,173
                                                     ------------------------------------------------------
COSTS AND EXPENSES:
 Direct costs and expenses of operating departments:

    Casino                                                  16,695        9,993       62,903        43,211
    Rooms                                                    5,739        5,574       23,364        21,909
    Food and beverage                                        5,240        4,586       21,432        18,307
    Entertainment                                            4,648        3,538       18,959        16,271
    Other                                                      730          727        3,146         3,228
Other operating expenses:
    General and administrative                              10,569        7,326       41,055        29,568
    Preopening expenses-Black Hawk, Colorado                                476        1,222           595
    Depreciation and amortization                            4,583        3,587       17,827        13,991
                                                     ------------------------------------------------------
            Total costs and expenses                        48,204       35,807      189,908       147,080
                                                     ------------------------------------------------------

INCOME FROM OPERATIONS                                       3,518        2,515       16,879        11,093
                                                     ------------------------------------------------------
OTHER (EXPENSE) INCOME
Interest expense                                           (7,043)      (6,660)     (27,805)      (23,448)
Interest income                                                509          657        2,429         2,255
Interest capitalized                                                      1,701          616         4,733
Other, net                                                      21        (159)        1,171       (1,963)
                                                     ------------------------------------------------------
     Total other expense                                   (6,513)      (4,461)     (23,589)      (18,423)
                                                     ------------------------------------------------------
LOSS BEFORE INCOME TAX BENEFIT                               2,995        1,946        6,710         7,330
BENEFIT FOR INCOME TAXES                                     1,014        1,895        2,495         4,461
                                                     ------------------------------------------------------
NET LOSS                                                    $1,981          $51       $4,215        $2,869
                                                     ======================================================
LOSS PER SHARE DATA:
Loss per share

   Basic and Diluted                                  $      0.53  $     0.01   $      1.05  $       0.58
                                                     ------------------------------------------------------
Weighted-average common shares outstanding                   3,768        4,705        4,013         4,978
                                                     ------------------------------------------------------